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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number: 333-39339-03

                    STERLING LENDING INSURANCE AGENCY, INC.
             (Exact name of registrant as specified in its charter)

                             5925 Phelan Boulevard
                             Beaumont, Texas 77006
                                 (409)866-2266

                                  Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
             -------------------------------------------------------
             (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                       Rule 12h-3(b)(1)(i)       [ X ]

Approximate number of holders of record as of the certification or notice date:
There is currently one (1) holder of record of the security covered by this Form 15.

Pursuant to the requirements of the Securities Exchange Act of 1934, Sterling Lending Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    STERLING LENDING INSURANCE AGENCY, INC.

                                        By: /s/ Mark R. Hyland
                                           --------------------------------
                                        Name: Mark R. Hyland
                                        Title: Executive Vice-President



Date: September 8, 1998